EXHIBIT 5.1

EXHIBIT 23.1

Michael A. Littman

Attorney at Law

P.O. Box 1839

Arvada, CO 80001

(720) 530-6184

malattyco@aol.com

February 22, 2018

TPT Global Tech, Inc.

501 West Broadway, Suite 800

San Diego, CA 92101

Re: Registration Statement on Form S-1 for common shares of TPT Global Tech, Inc.

Gentlemen:

At your request, I have examined the Registration Statement which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of:

  36,953,025 shares held by existing shareholders.

  In rendering the following opinion, I have examined and relied upon all of the documents listed as exhibits to the S-1, and resolutions of the Board of Directors of the Company adopted by the Board of Directors of the Company authorizing the issuance of the stock, registered in Form S-1 to which this letter refers. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies.

  I have not undertaken, nor do I intend to undertake, any independent investigation beyond such specified documents and records, but to the extent necessary for this opinion, I have inquired and am satisfied as to the adequacy and accuracy of such documents and records. I have examined all documents necessary to form my opinions. (COMMENT #19)

  Based on the foregoing, it is my opinion that the stock being registered under the Registration Statement, as issued, is duly and validly authorized, fully paid and non-assessable under Florida Laws. (COMMENT #20)

  I express no opinion as to compliance with the Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

  I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock described in the Registration Statement in connection with the offering described therein.

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  This opinion covers only matters of Florida law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

  The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

  Sincerely,

  /s/Michael A. Littman

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  Michael A. Littman

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